Exhibit 99.1
News Release

Investor Relations Contact:	Corporate Communications Contact:
Sonia Segovia, IR Coordinator	Abbie Kendall, Principal
PDF Solutions, Inc.	Armstrong Kendall, Inc.
Tel: (408) 938-6491	Tel: (503) 672-4681
Email: sonia.segovia@pdf.com	Email: abbie@akipr.com
Dr. Albert Y.C. Yu and R. Stephen Heinrichs
Join PDF Solutions® Board of Directors
Donald L. Lucas resigns from the Board of Directors
     SAN JOSE, Calif.—August 4, 2005—PDF Solutions, Inc. (Nasdaq: PDFS) the leading provider of process-design integration technologies to enhance IC manufacturability, today announced the addition of Dr. Albert Y.C. Yu and R. Stephen Heinrichs to its Board of Directors and the resignation of Donald L. Lucas.
     Dr. Yu currently is active in private venture investing and serves on several high technology company boards. Dr. Yu had been employed with Intel Corporation for almost 30 years until his retirement in 2002. At Intel, he held numerous technical and executive management positions, most recently as a Senior Vice President and a member of the Corporate Management Committee, with responsibilities for corporate strategy, microprocessors, chipsets, and software. Dr. Yu received a B.S. from the California Institute of Technology, and an M.S. and Ph.D. from Stanford University, all in electrical engineering.
     Mr. Heinrichs, who has been appointed Chairman of the Audit Committee, currently is a private investor and serves on a number of public and private company boards. He brings over 30 years experience in finance and operations through positions held in public accounting and, most recently, before his retirement in 2001, as Chief Financial Officer of Avistar Communications Corporation, a publicly-held video communications company he co-founded and for which he presently serves as a director. From January 2003, until the company was acquired in 2005, Mr. Heinrichs was a member of the board of directors of Artisan Components
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and was its audit committee chairman. Mr. Heinrichs received a B.S. in Accounting from California State University Fresno and is a Certified Public Accountant.
     “We are pleased to have Albert and Stephen join our board at this time,” stated John K. Kibarian, PDF Solutions Chief Executive Officer and President. “Their individual insights and experience are a great opportunity for PDF Solutions as it continues defining, and leading, the process-design integration market.”
     Mr. Lucas had served on the PDF Solutions Board of Directors since May 1999. “We thank Don for his contribution to the growth of PDF Solutions over the last six years and wish him well in his future endeavors,” added John K. Kibarian.
About PDF Solutions
PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies for manufacturing integrated circuits (ICs). PDF Solutions’ software, methodologies and services enable semiconductor companies to create IC designs that can be more easily manufactured using manufacturing processes that are more capable. By simulating deep sub-micron product and process interactions, the PDF solution offers clients reduced time to market, increased IC yield and performance, and enhanced product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe and Japan. For more information, visit www.pdf.com.
PDF Solutions® is a registered trademark of PDF Solutions, Inc.